CHAPMAN AND CUTLER LLP                                    111 WEST MONROE STREET
                                                         CHICAGO, ILLINOIS 60603


                                October 10, 2014


First Trust Exchange-Traded Fund II
120 East Liberty Drive, Suite 400
Wheaton, Illinois 60187



      Re:               First Trust Exchange-Traded Fund II
                 -------------------------------------------------


Ladies and Gentlemen:

      We have served as counsel for the First Trust Exchange-Traded Fund II (the "Trust"), which proposes to offer and sell shares of its series (the "Shares"), First Trust International IPO ETF (the "Fund"), in the manner and on the terms set forth in Amendment No. 105 and Post-Effective Amendment No. 108 to its Registration Statement on Form N-1A filed on or about October 10, 2014 (the "Amendment") with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended, respectively.

      In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinion of Bingham McCutchen LLP issued to the Trust or Trust's counsel upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

      Based upon the foregoing, we are of the opinion that:

      The Shares of the Fund may be issued from time to time in accordance with the Trust's Declaration of Trust dated September 15, 2010 and the Trust's By-Laws, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Fund of the purchase price of not less than the net asset value per Share, and such Shares, when so issued and sold by the Fund, will be legally issued, fully paid and non-assessable, except that, as set forth in the Amendment, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-143964) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

                                                 Respectfully submitted,

                                                 /s/ Chapman and Cutler LLP

                                                 CHAPMAN AND CUTLER LLP